EXHIBIT 21

SUBSIDIARIES OF IDACORP, Inc.

IDACORP, Inc:

1.       Idaho Power Company, an Idaho Corporation

2.       Idaho Energy Resources Company, a Wyoming Corporation

3.       Ida-West Energy Company, an Idaho Corporation

4.       IDACORP Services Co., a Nevada Corporation

5.       IDACORP Energy Services Company, a Nevada Corporation

6.       IDACORP Energy L.P., a Delaware Limited Partnership

7.       Equigy Development, L.P., a Delaware Limited Partnership

8.       IDACORP Technologies, Inc., an Idaho Corporation

9.       IdaTech, LLC, an Oregon Limited Liability Company

10.   IdaTech Fuel Cells GmbH, a German Limited Liability Company

11.   IDACORP Financial Services, Inc., an Idaho Corporation

12.   IDACOMM, Inc., an Idaho Corporation